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Exhibit 99.2


DR. DAVINDER SETHI APPOINTED VICE CHAIRMAN & CFO

Irvine, California - November 21, 2001 -- Entrada Networks, Inc. (Nasdaq-NM:
ESAN) announced today the appointment of Dr. Davinder Sethi as Vice Chairman of its Board of Directors. Dr. Sethi will also become the Company's Chief Financial Officer and manage its Finance & Corporate Development departments.

Dr. Sethi, a respected member of the technology investment community, has been guiding technology and telecommunications companies for over 10 years and was elected a director of Entrada's board in November 2000. He is also an independent advisor in the fields of information technology and finance with experience spanning academia, research, business and investment banking.

He serves on the Boards of Directors of several high technology companies including Pamet Systems, Fourthstage Technologies, Vyvos and EdgeStream. He was the chairman and chief executive officer of iPing, Inc., a notification company linking the web and the telephone networks. Prior to this he served as director and senior advisor to Barclays de Zoete Wedd, advising major global providers of information technologies to develop and execute corporate development opportunities. Dr Sethi also spent seven years at Bell Laboratories in operations research and communications network planning and seven years in corporate finance at AT&T.

Dr. Sethi holds a Ph.D. and an MS in Operations Research, Economics and Statistics from UC Berkley, and is a graduate of the Executive Management Program from Penn State.

About Entrada Networks

Entrada Networks has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Its focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary specializes in the design & development of SAN transport switching products. Entrada Networks is headquartered in Irvine, Ca.




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Safe Harbor

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company's current revenues; 4) the ability of the Company to generate revenues from its now suspended research and development efforts in the SAN space; 5) The much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) The failure of the market for SAN transport products to grow and develop as is currently anticipated; 7) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 8) such other factors as are set forth in Entrada's annual report on Form 10-K, filed May 4, 2001, and in the reports previously filed by Entrada's former Parent, Sorrento Networks Corporation or Sync Research with the U.S. Securities and Exchange Commission, including but not limited to the Reports of Sync Research, Inc., filed in connection with its merger with Entrada on Form S-4 and S-4/A.